Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2009 with respect to the consolidated financial statements of Clear Channel Capital I, LLC included in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Clear Channel Communications, Inc. for the registration of $980,000,000 10.75% Senior Cash Pay Notes due August 1, 2016 and $1,330,000,000 11.00%/11.75% Senior Toggle Notes due August 1, 2016.

/s/    ERNST & YOUNG LLP

San Antonio, Texas

April 15, 2009